UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PHASE FORWARD INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2006

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Phase Forward Incorporated to be held at 8:30 a.m., local time, on May 3, 2006 at the offices of Phase Forward located at 880 Winter Street, Waltham, Massachusetts.

We look forward to your attending either in person or by proxy. At the annual meeting, you will be asked to elect directors for a one-year term, to ratify the selection of our independent registered public accounting firm and to approve an amendment to our 2004 Stock Option and Incentive Plan to increase the number of shares available for issuance thereunder. The Board of Directors unanimously recommends that you vote FOR each of these proposals. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. Please give this material your careful attention.

Enclosed in this package is a proxy card for you to record your vote and a return envelope for your proxy card. Your vote is important and I hope that you will vote as soon as possible by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope.

Whether or not you plan to attend the annual meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you so desire, you can withdraw your proxy and vote in person at the annual meeting. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

Very truly yours,

ROBERT K. WEILER
President and Chief Executive Officer

PHASE FORWARD INCORPORATED
880 Winter Street
Waltham, Massachusetts 02451
(888) 703-1122

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 3, 2006

To the Stockholders of Phase Forward Incorporated:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Phase Forward Incorporated, a Delaware corporation, will be held on May 3, 2006, at 8:30 a.m., local time, at the offices of Phase Forward, located at 880 Winter Street, Waltham, Massachusetts for the following purposes:

1.                To elect all eight members of the Board of Directors to serve for a one-year term, each such director to serve for such term and until his respective successor has been duly elected and qualified, or until his earlier death, resignation or removal.

2.                To ratify the selection of the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006.

3.                To approve an amendment to the 2004 Stock Option and Incentive Plan to increase to 3,500,000 the number of shares available for issuance thereunder, an increase of 2,000,000 shares.

4.                To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 28, 2006, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Phase Forward’s 2005 Annual Report is enclosed.

By Order of the Board of Directors,

D. ARI BUCHLER
Secretary
Waltham, Massachusetts
March 30, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

In accordance with our security procedures, all persons attending the 2006 annual meeting of stockholders will be required to present picture identification.

PHASE FORWARD INCORPORATED
880 Winter Street
Waltham, Massachusetts 02451

PROXY STATEMENT

March 30, 2006

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders of Phase Forward Incorporated, a Delaware corporation (“Phase Forward”), to be held at its offices located at 880 Winter Street, Waltham, Massachusetts 02451 on May 3, 2006, at 8:30 a.m., local time, and any adjournments or postponements thereof. Our 2005 Annual Report to Stockholders, containing financial statements for the year ended December 31, 2005, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the accompanying notice and form of proxy will be first sent or given to stockholders on or about April 3, 2006.

The record date for the determination of stockholders entitled to notice of and to vote at the annual meeting has been fixed by our Board of Directors as the close of business on March 28, 2006. As of that date, 33,836,187 shares of common stock, par value $.01 per share, of Phase Forward were outstanding and entitled to vote at the annual meeting. Holders of our common stock are entitled to cast one vote for each share held of record at the close of business on March 28, 2006 on each matter submitted to a vote at the annual meeting.

Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the annual meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Phase Forward, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of Phase Forward before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). If a stockholder is not attending the annual meeting, any proxy or notice should be returned to the Secretary of Phase Forward at the above address in time for receipt no later than the close of business on the day preceding the annual meeting.

A majority in interest of the outstanding shares of our common stock entitled to vote and represented at the annual meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or other nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote and voting on the matter at the annual meeting. On all other matters that may be submitted to stockholders, an affirmative vote of at least a majority of the shares present, or represented by proxy, entitled to vote and voting at the annual meeting is required for approval. Brokerage firms, banks and other nominees who hold shares on behalf of their clients in “street name” are not permitted to vote the shares if the clients do not provide instructions (either vote FOR, or vote AGAINST, or ABSTAIN) on the proposal to increase the number of shares available for issuance under our 2004 Stock Option and Incentive Plan. Accordingly, if a majority of the shares entitled to vote are recorded as “broker non-votes” on this proposal, the proposal will not be approved even if all of the shares voted are “yes votes.”  Broker “non-votes” on any matter shall be deemed not to have been voted on such matter. The vote on each matter submitted to stockholders is tabulated separately.

The persons named as attorneys-in-fact in the proxy, Robert K. Weiler, Rodger Weismann and D. Ari Buchler, were selected by the Board of Directors and are officers of Phase Forward. All properly executed proxies returned in time to be counted at the meeting will be voted by such persons at the meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. With respect to the election of directors, any stockholder submitting a proxy has a right to withhold authority to vote for any individual nominee by writing that nominee’s name in the space provided on the proxy. Where a proxy is properly signed and returned without indicating any voting instructions regarding the foregoing matters, the shares represented by the proxy will be voted FOR the proposal.

The Board of Directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of March 1, 2006, unless otherwise specified, by:

•       each person or group of affiliated persons known by us to be the beneficial owner of more than five percent of our common stock;

•       each named executive officer;

•       each of our directors; and

•       all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group which may be exercised or converted within 60 days after March 1, 2006. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after March 1, 2006 are included for that person or group but not the stock options of any other person or group. The applicable percentage of common stock outstanding as of March 1, 2006 is based upon 33,788,428 shares outstanding.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock Outstanding
FMR Corp.(1)	4,268,131	12.63%
North Bridge Venture Partners(2)	3,592,648	10.63%
J. Carlo Cannell(3)	2,602,897	7.70%
Credit Suisse(4)	2,491,049	7.37%
Atlas Venture(5)	2,179,804	6.45%
Richard A. D’Amore(2)(6)	3,610,324	10.68%
Axel Bichara(5)(7)	2,195,552	6.49%
Robert K. Weiler(8)	1,037,603	2.98%
Paul A. Bleicher(9)	890,167	2.63%
Rodger Weismann(10)	115,364	*
Stephen J. Powell(8)	24,270	*
Steven J. Rosenberg(8)	108,750	*
James I. Cash, Jr.(8)	62,500	*
Eve E. Slater(8)	9,375	*
Gary E. Haroian(8)	6,250	*
Dennis R. Shaughnessy(8)	6,250	*
All executive officers and directors as a group(11)	8,214,570	23.18%

*                    less than 1%.

Unless otherwise noted below, the address of each person listed on the table is c/o Phase Forward Incorporated, 880 Winter Street, Waltham, MA 02451.

(1)          Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares of common stock. The interest of one person, Fidelity Small Cap Stock Fund, an investment company registered under the Investment Company Act of 1940, in our shares of common stock amounted to 3,343,015 shares or 10.000% of the total outstanding Common Stock at December 31, 2005. This information has been obtained solely from a Schedule 13G/A filed by FMR Corp. with the Securities and Exchange Commission on February 14, 2006. FMR Corp.’s address is 82 Devonshire Street, Boston, MA 02109.

(2)          As of December 31, 2005, North Bridge Venture Partners V-A, L.P. (“NBVP V-A”) is the record holder of 2,409,927 shares of common stock and North Bridge Venture Partners V-B, L.P. (“NBVP V-B”) is the record holder of 1,182,721 shares of common stock. As the General Partner of NBVP V-A and NBVP V-B, North Bridge Venture Management V, L.P. (“NBVM V”) may be deemed to own beneficially 3,592,648 shares of common stock. As General Partners of NBVM V, each of Edward T. Anderson, Richard A. D’Amore, William J. Geary, James A. Goldstein, Jeffrey P. McCarthy, Angelo J. Santinelli, Michael J. Skok and Jeffrey Beir (collectively, the “North Bridge Partners”) may be deemed to own beneficially 3,592,648 shares of common stock. NBVP V-A shares power to vote or to direct the vote of and shares power to dispose or direct the disposition of 2,409,927 shares of common stock. NBVP V-B shares power to vote or to direct the vote of and shares power to dispose or direct the disposition of 1,182,721 shares of common stock. NBVM V and each of the North Bridge Partners shares power to vote or to direct the vote of and shares power to dispose or direct the disposition of 3,592,648 shares of common stock. This information has been obtained solely from a Schedule 13G/A filed by the North Bridge group with the Securities and Exchange Commission on February 14, 2006. North Bridge Venture Partners’ address is 950 Winter Street, Suite 4600, Waltham, MA 02451.

(3)          J. Carlo Cannell (“Cannell”) is the controlling member of Cannell Capital, LLC (“Adviser”). The Adviser acts as the investment adviser to The Cuttyhunk Fund Limited (“Cuttyhunk”), The Anegada Master Fund Limited (“Anegada”), and TE Cannell Portfolio, Ltd. (“TEC”) and is the general partner of and investment adviser to Tonga Partners, L.P. (“Tonga” and, collectively, with Cuttyhunk, Anegada and TEC, the “Funds”). As of December 31, 2005, Cannell directly or indirectly beneficially owned 2,602,897 shares, or 7.8%, of Common Stock (the approximate percentage of the shares of Common Stock owned is based on 33,431,000 shares of common stock outstanding on November 2, 2005). (1) Cuttyhunk owns 615,700 shares (1.8%) (2) Anegada owns 583,548 shares (1.7%) (3) TE Cannell owns 457,900 shares (1.4%) (4) Tonga owns 945,749 shares (2.8%). Adviser, a California licensed investment adviser, and Cannell, the majority owner and managing member of Adviser, have the right or the power to direct the receipt of dividends from Common Stock and to direct the receipt of proceeds from the sale of Common Stock to Adviser’s investment advisory clients. No single investment advisory client of Adviser owns more than 5% of the Common Stock. This information has been obtained solely from a Schedule 13G/A filed by Cannell with the Securities and Exchange Commission on February 15, 2006. The principal office and business address of Cannell is 150 California Street, 5th Floor, San Francisco, CA 94111.

(4)          The ultimate parent company of Credit Suisse (“CS”) is Credit Suisse Group (“CSG”), a corporation formed under the laws of Switzerland. CSG, for purposes of the federal securities laws, may be deemed ultimately to control CS and its subsidiaries to the extent that they constitute the Investment Banking division (the “Investment Banking division”). CSG and its consolidated subsidiaries are comprised of the Bank and the Winterthur division (the “Winterthur division”). In addition to the Investment Banking division, the Bank is comprised of the Asset Management division (the “Asset Management division”) and the Private Banking division (the “Private Banking division”). CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division, the Private Banking division and the Winterthur division) may be deemed to beneficially own these shares. CSG disclaims beneficial ownership of shares beneficially owned by its direct and indirect subsidiaries, including CS and its subsidiaries. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including CS on behalf of its subsidiaries to the extent that they constitute the Investment Banking division. Each of the Asset Management division, the Private Banking division and the Winterthur division disclaims beneficial ownership of Shares beneficially owned by CS, on behalf of its subsidiaries to the extent that they constitute the Investment Banking division. CS, on behalf of its subsidiaries to the extent that they constitute the Investment Banking division, disclaims beneficial ownership of Shares beneficially owned by CSG, the Asset Management division, the Private Banking division and the Winterthur division. This information has been obtained solely from a Schedule 13G/A filed by CS, on behalf of the Investment Banking division, with the Securities and Exchange Commission on February 14, 2006. CS’s address is Eleven Madison Avenue, New York, NY 10010.

(5)          As of December 31, 2005, Atlas Venture Fund V, L.P. is the record holder of 178,682 shares of Common Stock (the “Atlas V Shares”); Atlas Venture Fund V-A, C.V. is the record holder of 44,390 shares of Common Stock as of (the “Atlas V-A Shares”);  Atlas Venture Entrepreneurs’ Fund V, L.P. is the record holder of 2,977 shares of Common Stock (the “AVE V Shares”); Atlas Venture Fund III, L.P. is the record holder of 1,912,180 shares of Common Stock (the “Atlas III Shares”); and Atlas Venture Entrepreneurs’ Fund III, L.P. is the record holder of 41,575 shares of Common Stock (the “AVE III Shares”). By virtue of their relationship as affiliated limited partnerships, each Fund may be deemed to share the power to direct the disposition and vote the Atlas V Shares, the Atlas V-A Shares, the AVE V Shares, the Atlas III Shares and the AVE III Shares, for an aggregate of 2,179,804 shares of Common Stock (the “Record Shares”). As general partner of certain of the Funds, and by virtue of the Funds relationship as affiliated limited partnerships, each of Atlas Venture Associates V, L.P. and Atlas Venture Associates III, L.P. may also be deemed to beneficially own the Record Shares. Atlas Venture Associates V, Inc. and Atlas Venture Associates III, Inc. may also be deemed to beneficially own the Record Shares. In their capacities as directors of Atlas Venture Associates V, Inc. and Atlas Venture Associates III, Inc. each of Axel Bichara, Jean-Francois Formela and Christopher Spray may be deemed to beneficially own the Record Shares. Each Filing Person disclaims beneficial ownership of the Record Shares except for such shares, if any, such Filing Person holds of record. This information has been obtained from a Schedule 13G/A filed by these entities with the Securities and Exchange Commission on February 8, 2006. Atlas Venture’s address is 890 Winter Street, Waltham, MA 02451.

(6)          Includes 15,625 shares issuable to Mr. D’Amore upon exercise of stock options.

(7)          Includes 15,625 shares issuable to Mr. Bichara upon exercise of stock options. The proceeds of any sale of shares issuable upon the exercise of these options will be transferred to Atlas Venture Advisors, Inc. Mr. Bichara disclaims beneficial ownership of these shares.

(8)          Represents shares issuable upon exercise of stock options.

(9)          Includes 117,912 shares issuable to Dr. Bleicher upon exercise of stock options. Also includes 66,502 shares held by the Paul A. Bleicher 1999 Irrevocable Trust. Dr. Bleicher disclaims beneficial ownership of these shares.

(10)   Includes 103,124 shares issuable to Mr. Weismann upon exercise of stock options.

(11)   Includes an aggregate of 8,214,934 shares issuable upon exercise of stock options held by 17 executive officers and directors.

PROPOSAL I
ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members. Pursuant to our amended and restated certificate of incorporation, our Board of Directors consists of a single class with a one-year term. Each director will hold office until that director’s successor has been elected and qualified or until his earlier death, resignation or removal. The directors are elected by a plurality of votes cast by stockholders.

Upon the recommendation of the Governance, Nominating and Compliance Committee of the Board of Directors of Phase Forward, the Board of Directors has nominated and recommended Robert K. Weiler, Paul A. Bleicher, M.D., Ph.D, Axel Bichara, James I. Cash, Jr., Ph.D, Richard A. D’Amore, Gary E. Haroian, Dennis R. Shaughnessy, and Eve E. Slater, M.D., F.A.C.C., for election to the Board of Directors. Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for any individual nominee will be voted FOR the election of all the nominees named below. The Board of Directors knows of no reason why any such nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person nominated by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE NOMINEES LISTED BELOW

The following table sets forth the nominees to be elected at the annual meeting, the year such nominee or director was first elected as a director, and the positions currently held by the nominees. All directors serve for a one-year term until that director’s successor has been elected and qualified or until his earlier death, resignation or removal.

Nominee’s Name and Year First Became Director	Positions with Phase Forward
Robert K. Weiler (2002)	President, Chief Executive Officer and Director
Paul A. Bleicher, M.D., Ph.D (1997)	Chairman of the Board of Directors and Chief Strategy Officer
Axel Bichara (1999)	Director
James I. Cash, Jr., Ph.D (2003)	Director
Richard A. D’Amore (1997)	Director
Gary E. Haroian (2005)	Director
Dennis R. Shaughnessy (2005)	Director
Eve E. Slater, M.D., F.A.C.C. (2005)	Director

OCCUPATIONS OF DIRECTORS, THE NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

The following table sets forth our directors, the nominees for directors and our executive officers, their ages and the positions currently held by each such person.

Name	Age	Position
Robert K. Weiler	55	President, Chief Executive Officer and Director
Paul A. Bleicher, M.D., Ph.D	51	Chairman of the Board of Directors and Chief Strategy Officer
Rodger Weismann	64	Senior Vice President, Chief Financial Officer and Treasurer
Steven J. Rosenberg	50	Senior Vice President
Stephen J. Powell(1)	47	Vice President of Worldwide Sales
D. Ari Buchler	41	Vice President, General Counsel and Secretary
Victor P. Becker	53	Vice President, Human Resources
Michael P. Owings	51	Vice President, Quality and Regulatory Compliance
Paramjeet (Pam) Randhawa	37	Vice President, Marketing
Channing H. Russell	58	President of Lincoln Technologies, Inc.
Axel Bichara(2)(3)	42	Director
James I. Cash, Jr., Ph.D(2)(4)	58	Director
Richard A. D’Amore(2)(3)	52	Director
Gary E. Haroian(3)	54	Director
Dennis R. Shaughnessy(4)	48	Director
Eve E. Slater, M.D., F.A.C.C.(4)	60	Director

(1)          Mr. Powell is employed by us through our wholly-owned subsidiary, Phase Forward Europe Limited.

(2)          Member of Management, Development and Compensation Committee.

(3)          Member of Audit and Finance Committee.

(4)          Member of Governance, Nominating and Compliance Committee.

Robert K. Weiler has served as our Chief Executive Officer, President and a member of the Board of Directors since November 2002. Prior to joining Phase Forward, Mr. Weiler served as Chairman, President and Chief Executive Officer of Giga Information Group, an IT Research Company, from September 1999 to October 2002. Prior to joining Giga, he was President and Chief Executive Officer of Eastman Software (formerly Wang Software) from March 1997 to March 1999. Mr. Weiler also served as Senior Vice President, Worldwide Sales and Marketing for Lotus Development Corporation.

Paul A. Bleicher, M.D., Ph.D, a co-founder of Phase Forward, has served as Chairman of our Board of Directors since November 1997 and as our Chief Strategy Officer since March 2004. Dr. Bleicher also served as our Chief Executive Officer and President from September 1997 to March 1998 and from March 2002 to November 2002. Prior to Phase Forward, Dr. Bleicher was a Director, Early Phase Services at PAREXEL International and subsequently joined Alpha-Beta Technology, Inc. where he served as Vice President, Clinical Affairs. Dr. Bleicher received his M.D. and Ph.D (Microbiology/Immunology) from the University of Rochester School of Medicine and Dentistry, was trained in Internal Medicine and Dermatology at Harvard Medical School, and is board certified in Dermatology. After completion of his medical training he was a post-doctoral fellow in the Department of Molecular Immunology at the Dana-Farber Cancer Institute and an assistant professor in the Department of Dermatology at the Massachusetts General Hospital. Dr. Bleicher served as Chairman of the Steering Committee of North America for the Drug Information Association (DIA) from 2001 to 2003, a member of their Board of Directors from 2001 to 2003, and is a member of the their Foundation Board. Dr. Bleicher serves as a member of the Board of Directors of Teranode Corporation.

Rodger Weismann has served as our Senior Vice President, Chief Financial Officer and Treasurer since November 2004. Prior to joining Phase Forward, Mr. Weismann served as the Chief Financial Officer and Senior Vice President Finance and Operations at Inxight Software from May 2003 to June 2004. Prior to Inxight, Mr. Weismann served as Chief Financial Officer of Kabira Technologies from December 1999 to October 2001. From December 1998 to December 1999, Mr. Weismann served as Chief Financial Officer and Vice President of Finance at NONSTOP Solutions (now Evant), a distribution optimization services company. From September 1998 to November 1998, Mr. Weismann served as Vice President of Finance and Administration and Chief Financial Officer at Live Picture, an internet imaging company. From February 1993 to March 1998, Mr. Weismann served as Chief Financial Officer and Senior Vice President of Finance and Administration at Forte Software, a software applications development and deployment company. From 1986 to 1993, Mr. Weismann served as Chief Financial Officer, Chief Operating Officer and Executive Vice President of Corporate Development at Banyan Systems, a computer networking firm. Mr. Weismann received an M.B.A. from the Amos Tuck School of Business Administration of Dartmouth College and a B.S. degree from Cornell University.

Steven J. Rosenberg has served as our Senior Vice President since January 2006, having overall responsibility for our research and development efforts, as well as our North American services organization. Before becoming Senior Vice President, he served as our Vice President of Development since April 2003. Prior to joining Phase Forward, Mr. Rosenberg served as Vice President of Client Services at AptSoft Corporation, a provider of enterprise solutions for business process coordination, from July 2002 to April 2003. Prior to AptSoft, Mr. Rosenberg served as Senior Vice President of Development and Client Services at W3Health, a software company, from August 1999 to May 2002. Prior to W3Health, he served as Vice President and Manager of the Medical Management Division at McKesson, a software company, from June 1994 to July 1999.

Stephen J. Powell has served as our Vice President of Worldwide Sales since March 2005, and prior to that as our General Manager of International Operations since January 2002. Mr. Powell served with us in a similar capacity, providing services through Abney Management Services Limited, a management consulting firm of which Mr. Powell was Managing Director, from January 1999 to January 2002. Prior to Phase Forward, Mr. Powell held various positions at Glaxo Wellcome PLC, a pharmaceutical company, for 15 years, including U.K. Commercial Director from January 1998 to January 1999.

D. Ari Buchler has served as our Vice President and General Counsel since October 1999, and as Secretary since February 2000. Prior to joining Phase Forward, Mr. Buchler served as Corporate Counsel for Cahners Business Information (now Reed Business Information), a business information provider, from January 1997 to October 1999. Prior to Cahners, he practiced in the corporate group at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1994 to 1997. Mr. Buchler received his J.D. degree from Columbia University School of Law.

Victor P. Becker has served as our Vice President, Human Resources since January 2004. Prior to joining Phase Forward, Mr. Becker was Vice President, Human Resources at Authoria, Inc., a software company, from February 2000 to November 2003. Prior to Authoria, Mr. Becker was Director of Human Resources for Inacom Corporation, a services company, from June 1998 to February 2000. Prior to Inacom, Mr. Becker was Director of Human Resources for ENTEX Information Services, a services company, from October 1989 to June 1998. Prior to ENTEX, Mr. Becker was Human Resources Manager at Data General Corp., a hardware company, from September 1981 to October 1989.

Michael P. Owings has served as our Vice President, Quality and Regulatory Compliance since April 2004. Prior to becoming Vice President, Mr. Owings served as our Director, Quality and Regulatory North America from 2002 to 2004, as Director, Quality and Regulatory Affairs-Services from 2001 to 2002, and as Senior Manager, Corporate Quality Affairs from 2000 to 2001. Prior to Phase Forward, Mr. Owings held various positions at Copley Pharmaceutical Inc. from 1996 to 2000, at Procept, Inc., from 1995 to 1996, and at Marion Merrell Dow, Inc. (HMR/Aventis) from 1982 to 1995.

Paramjeet (Pam) Randhawa has served as our Vice President, Marketing since August 2005. Prior to joining Phase Forward, Ms. Randhawa was director of product development at InfoMedics, Inc., a provider of patient-physician communications solutions, from March 2005 to August 2005. Prior to joining InfoMedics, Ms. Randhawa was a director of analytical development and held other senior roles with McKesson Corporation, a provider of supply, information and care management products and services, from April 1999 to March 2004, where she directed all aspects of analytical development for product lines geared towards managed care. Prior to McKesson, Ms. Randhawa consulted for the MEDSTAT Group, a healthcare information company, from August 1997 to March 1999. Ms. Randhawa holds a bachelor’s degree in economics from the University of Rajasthan, India, and a master’s degree in public management from Carnegie Mellon University.

Channing H. Russell has served as President of our wholly-owned subsidiary, Lincoln Technologies, Inc., since its August 2005 acquisition by Phase Forward, reporting to Phase Forward’s Chief Executive Officer. He was also President of Lincoln prior to the acquisition, serving in this capacity since co-founding the company in March 1999. Prior to co-founding Lincoln, Mr. Russell was Vice President of PPD Informatics, a division of Pharmaceutical Product Development, Inc. (formerly Belmont Research, Inc.), from March 1997 to February 1999. He co-founded Belmont Research, an independent software company that focused on technology and services for pharmaceutical research and development, in August 1990. Before co-founding Belmont Research, Mr. Russell held several senior technical management positions at Bolt, Beranek and Newman (BBN), including Vice President of Engineering. Mr. Russell holds a B.A. degree from Harvard College and attended Harvard University Graduate School in Computer Science.

Axel Bichara joined our Board of Directors in May 1999. Mr. Bichara was responsible for Atlas Venture’s initial investment in Phase Forward’s first round of venture financing in August 1997. Mr. Bichara has been a Senior Partner of Atlas Venture, a venture capital firm, since 1998. He joined Atlas Venture in 1993. Prior to his arrival at Atlas Venture, Mr. Bichara was Vice President of Product Development at Premise, a venture-backed software company which he co-founded in 1987, and which was acquired by Computervision in 1991. Mr. Bichara is currently on the board of directors of several private companies. A German citizen, Mr. Bichara holds an M.B.A. from INSEAD, a Master of Science degree from MIT and a Masters degree in Mechanical Engineering from Technical University in Berlin.

James I. Cash, Jr., Ph.D joined our Board of Directors in October 2003. Dr. Cash is a former James E. Robison Professor of Business Administration at the Harvard Graduate School of Business. Dr. Cash served on the faculty of the Harvard Graduate School of Business from July 1976 to October 2003, where he served as chairman of the M.B.A. program from 1992 to 1995, and the chairman of HBS Publishing. Dr. Cash is also a director of The Chubb Corporation, Microsoft Corporation, and General Electric Company. He also serves as a trustee of the Bert King Foundation, Massachusetts General Hospital, Newton-Wellesley Hospital and Partners Healthcare. Dr. Cash holds a B.S. in Mathematics from Texas Christian University and M.S. and Ph.D degrees from Purdue University.

Richard A. D’Amore joined our Board of Directors in December 1997. Mr. D’Amore is, and since the inception of North Bridge Venture Partners in 1994, has been, a general partner in multiple entities which serve as the general partner of multiple venture capital limited partnerships of North Bridge Venture Partners. Mr. D’Amore also serves on the board of directors of Solectron Corporation and Veeco Instruments, Inc.

Gary E. Haroian joined our Board of Directors in November 2005. Mr. Haroian is currently a consultant to emerging technology companies (not including Phase Forward). From April 2000 to October 2002, Mr. Haroian served in various positions at Bowstreet, Inc., a provider of software application tools, including as chief financial officer, chief operating officer and chief executive officer. From 1997 to 2000, Mr. Haroian served as senior vice president of finance and administration and chief financial officer of Concord Communications, a network management software company. From 1983 to 1996, Mr. Haroian served in various positions at Stratus Computer, including as chief financial officer, president and chief operating officer and as chief executive officer. Mr. Haroian is a Certified Public Accountant and is a member of the board of directors and chairman of the audit committee of Aspen Technology, Inc., Network Engines, Inc., Embarcadero Technologies, Inc., and Lightbridge, Inc. Mr. Haroian holds a B.S. in economics and accounting from the University of Massachusetts, Amherst.

Dennis R. Shaughnessy joined our Board of Directors in November 2005. Mr. Shaughnessy is Executive Professor of Management at Northeastern University’s College of Business Administration, where he joined in January 2005. Mr. Shaughnessy teaches courses in business law and ethics, intellectual property, strategic entrepreneurship, and the creation and growth of technology-driven ventures. Since January 2005, Mr. Shaughnessy has also been an advisor to New England based start-ups and early stage companies. Prior to January 2005, Mr. Shaughnessy was Senior Vice President, Corporate Development, General Counsel and Secretary with Charles River Laboratories International, Inc., a company that provides enabling products and services to the global pharmaceutical, biotech and medical device industries. He was the company’s senior executive responsible for corporate development, strategic growth and legal affairs. Mr. Shaughnessy holds a BA from the Pennsylvania State University, a Masters from the University of Michigan, and a JD from the University of Maryland’s School of Law. He also holds an MBA from Northeastern’s High Technology MBA Program.

Eve E. Slater, M.D., F.A.C.C., joined our Board of Directors in June 2005. Dr. Slater is board certified in internal medicine and cardiology and has extensive experience in the pharmaceutical industry, including 19 years in senior management positions at Merck Research Laboratories from 1983 to 2001, including Senior Vice President of External Policy, Vice President of Corporate Public Affairs, Senior Vice President of Clinical and Regulatory Development, Executive Director of Biochemistry and Molecular Biology and Senior Director of Biochemical Endocrinology. From 2001 to 2003, she was Assistant Secretary for Health, U.S. Department of Health and Human Services (HHS) where she served as Secretary Tommy Thompson’s chief health policy advisor. Dr. Slater also serves on the board of directors of AnorMED Inc., VaxGen Inc., Theravance, Inc. and Vertex Pharmaceuticals Incorporated.

Our executive officers are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers and our directors.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Board Independence

The Board of Directors has determined that each of Axel Bichara, Richard A. D’Amore, James I. Cash, Jr. Ph.D, Gary E. Haroian, Dennis R. Shaughnessy, and Eve E. Slater, M.D., F.A.C.C, comprising six of its eight members, is an independent director within the meaning of the director independence standards of The NASDAQ Stock Market, Inc. and the applicable rules of the Securities and Exchange Commission. Furthermore, the Board has determined that all of the members of the Audit and Finance Committee, the Management, Development and Compensation Committee, and the Governance, Nominating and Compliance Committee are independent within the meaning of applicable director independence standards.

Executive Sessions of Independent Directors

Executive sessions of our independent directors are generally held following each regularly scheduled in-person meeting of the Board of Directors. Executive sessions do not include any of our non-independent directors and are chaired by a lead independent director who is appointed annually by the Board of Directors from our independent directors. Dr. Cash currently serves as the lead independent director. In this role, Dr. Cash serves as chairperson of the independent director sessions and assists the board in assuring effective corporate governance. The independent directors of the Board of Directors met in executive session six times in 2005.

Policy Governing Security Holder Communications with the Board of Directors

Any of our security holders who wish to communicate directly with the Board of Directors or an individual member of the Board of Directors may do so by sending such communication by certified mail addressed to the Chairman of the Board, as a representative of the entire Board of Directors, or to the individual director or directors, in each case, c/o Phase Forward Incorporated, Attn: Board of Directors, Office of the General Counsel, 880 Winter Street, Waltham, MA 02451. We will forward any such security holder communication to the Chairperson and/or to the director to whom the communication is addressed on a periodic basis.

Policies Regarding Director Nominations

Director Qualifications

The Governance, Nominating and Compliance Committee is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the overall composition and needs of the Board, with the objective of recommending candidates that will contribute to a board of directors that best leads to the success of our business and represents shareholder interests using its diversity of experience. Director candidates are considered based upon a variety of criteria, including demonstrated business and professional skills and experiences relevant to Phase Forward’s business and strategic direction, concern for long-term shareholder interests, personal integrity and sound business judgment. The Board of Directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our shareholders diversity of opinion and insight in the areas most important to Phase Forward and its corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the Board of Directors. The Governance, Nominating and Compliance Committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominees who do not meet all of these criteria may still be considered for nomination to the Board of Directors, if the Governance, Nominating and Compliance Committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the selection and nomination process to the Governance, Nominating and Compliance Committee, with the expectation that other members of the Board of Directors, and of management, may be requested to take part in the process as appropriate. Generally, the Governance, Nominating and Compliance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, through the recommendations submitted by other directors or stockholders or through such other methods as the committee deems appropriate. Once candidates have been identified, the Governance, Nominating and Compliance Committee confirms that the candidates meet the qualifications for director nominees established by the committee. The Governance, Nominating and Compliance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that the committee deems to be helpful in the evaluation process. The Governance, Nominating and Compliance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Governance, Nominating and Compliance Committee recommends candidates for the Board of Director’s approval (and the approval of a majority of the independent directors) as director nominees for election to the Board of Directors. The Governance, Nominating and Compliance Committee also recommends candidates for the Board of Director’s appointment to the standing committees of the Board of Directors.

Procedures for Recommendation of Director Nominees by Stockholders

The policy of the Governance, Nominating and Compliance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board of Directors. Stockholders, in submitting recommendations to the Governance, Nominating and Compliance Committee for director nominee candidates, shall make such recommendation in writing and shall include:

•       the name and address of the stockholder making the recommendation, as they appear on Phase Forward’s books and records, and of such record holder’s beneficial owner;

•       the number of shares of capital stock of Phase Forward that are owned beneficially and held of record by such stockholder and such beneficial owner;

•       the name of the individual recommended for consideration as a director nominee;

•       why such recommended candidate meets Phase Forward’s criteria and would be able to fulfill the duties of a director; and

•       all other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”), including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board of Directors and elected.

Nominations must be sent to the attention of the Secretary of Phase Forward by U.S. Mail (including courier or expedited delivery service) c /o Phase Forward Incorporated, Attn: Secretary, Office of the General Counsel, 880 Winter Street, Waltham, MA 02451. The Governance, Nominating and Compliance Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting; provided, however, that with respect to a special meeting of stockholders called by Phase Forward for the purpose of electing directors to the Board of Directors, the Secretary must receive any such recommendation not earlier than the 90th day prior to such special meeting nor later than the later of

(x) the close of business on the 60th day prior to such special meeting or (y) the close of business on the 10th day following the day on which a public announcement is first made regarding such special meeting. The Secretary of Phase Forward will promptly forward any such nominations to the Governance, Nominating and Compliance Committee. Once the Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board of Directors.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Our policy is to schedule a regular meeting of the Board of Directors on the same date as Phase Forward’s annual meeting of stockholders and, accordingly, directors are encouraged to be present at our stockholder meetings. All of the members of our Board of Directors, with the exception of Peter Barton Hutt, attended our annual meeting of stockholders held on May 12, 2005. Mr. Hutt resigned from our Board of Directors effective June 30, 2005.

Code of Ethics

In 2004, we adopted a “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended, (the “Securities Act”) and the Exchange Act that applies to all of our directors, officers (including our principal executive officer and principal financial officer) and employees. The code of ethics is designed to deter wrongdoing and promote:

•       honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•       full, fair, accurate, timely and understandable disclosure in reports and documents that we submit to the Securities and Exchange Commission and in other public communications that we make;

•       compliance with applicable governmental laws, rules and regulations;

•       the prompt internal reporting of violations of the code to an appropriate person identified in the code of ethics; and

•       accountability for adherence to the code of ethics.

In addition, we supplemented our code of ethics in 2005 by adopting a set of additional provisions applicable to all employees in our Finance organization to promote honesty and integrity in financial matters, including the preparation of our financial statements.

We have established procedures to ensure that suspected violations of the code may be reported anonymously. A current copy of our code of ethics is available at http://www.phaseforward.com. A copy may also be obtained, free of charge, from us upon a request directed to Phase Forward Incorporated, 880 Winter Street, Waltham, MA 02451, attention: Investor Relations. We intend to disclose any amendments to or waivers of a provision of the code of ethics granted to directors and officers by posting such information on our website available at http://www.phaseforward.com and/or in our public filings with the Securities and Exchange Commission.

Director Evaluations

The Board of Directors performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each director. In addition, each of the standing committees of the Board of Directors conducts its own self-evaluation, which is reported to the Board of Directors.

For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.phaseforward.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Our bylaws currently permit our Board of Directors to establish by resolution the authorized number of directors, and eight directors are currently authorized. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Each director is elected annually. There are no staggered terms for the directors or cumulative voting rights for the stockholders. Dr. Cash has been designated by the Board of Directors as the lead independent director. In this role, Dr. Cash serves as chairperson of the independent director sessions and assists the board in assuring effective corporate governance.

Our Board of Directors met six times and took action by written consent six times in 2005. All directors other than Dr. Slater attended at least 75% of the aggregate of all meetings of the Board of Directors and all committees of the Board of Directors on which they then served during 2005. The Board of Directors retains the authority to engage its own advisors and consultants.

Board Committees

Our Board of Directors has the following standing committees: Audit and Finance Committee; Management, Development and Compensation Committee; and Governance, Nominating and Compliance Committee; each of which operates pursuant to a separate charter adopted by our Board of Directors. A current copy of each charter is available at http://www.phaseforward.com. The charters are reviewed for appropriateness at least annually. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.

Audit and Finance Committee

Our Audit and Finance Committee oversees our corporate accounting and financial reporting process. Our Audit and Finance Committee:

•       evaluates the qualifications, independence and performance of the independent registered public accounting firm;

•       determines the engagement of the independent registered public accounting firm;

•       approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•       monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•       oversees selection and changes to accounting policies and establishes policies;

•       reviews our financial statements and Management’s Discussion and Analysis contained in all reports to the Securities and Exchange Commission;

•       reviews our critical accounting policies and estimates;

•       reviews material communication between our independent registered public accounting firm and management; and

•       discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements.

Our Audit and Finance Committee is presently comprised of Messrs. Bichara, D’Amore and Haroian, each of which is an independent director within the meaning of the director independence standards of

The NASDAQ Stock Market, Inc. and the applicable rules of the Securities and Exchange Commission. Mr. Haroian, who serves as chairperson of the Audit and Finance Committee, and Mr. D’Amore are each an “audit committee financial expert” as defined under recently adopted Securities and Exchange Commission rules.

Our Audit and Finance Committee met ten times and took action by written consent twice in 2005. The Audit and Finance Committee’s report appears elsewhere in this proxy statement.

Management, Development and Compensation Committee

Our Management, Development and Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations. The Management, Development and Compensation Committee also administers the issuance of stock options and other awards under our stock plans. The Management, Development and Compensation Committee reviews and evaluates, at least annually, the performance of the committee and its members, including compliance of the committee with its charter. The Management, Development and Compensation Committee is presently comprised of Dr. Cash and Messrs. Bichara and D’Amore, each of which is an independent director within the meaning of the director independence standards of The NASDAQ Stock Market, Inc. and the applicable rules of the Securities and Exchange Commission. Mr. D’Amore serves as chairperson of the Management, Development and Compensation Committee.

Our Management, Development and Compensation Committee met three times and took action by written consent eight times in 2005. The Management, Development and Compensation Committee’s report appears elsewhere in this proxy statement.

Governance, Nominating and Compliance Committee

The Governance, Nominating and Compliance Committee oversees all aspects of our corporate governance functions, makes recommendations to our Board of Directors regarding corporate governance candidates to serve as directors of Phase Forward, recommends such candidates to our Board of Directors and makes other recommendations to our Board of Directors regarding affairs relating to our Board of Directors, including director compensation. The current members of our Governance, Nominating and Compliance Committee are Dr. Cash, Mr. Shaughnessy and Dr. Slater, each of which is an independent director within the meaning of the director independence standards of The NASDAQ Stock Market, Inc. and the applicable rules of the Securities and Exchange Commission. Dr. Cash serves as chairperson of the Governance, Nominating and Compliance Committee.

Our Governance, Nominating and Compliance Committee met five times and took action by written consent three times in 2005.

Compensation Committee Interlocks and Insider Participation

As noted above, the Management, Development and Compensation Committee of the board consists of Dr. Cash, and Messrs. Bichara and D’Amore. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Management, Development and Compensation Committee.

During the last year, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Management, Development and Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Management, Development and Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Director Compensation

Subject to certain attendance thresholds described below, in 2005 each of our non-employee directors was entitled to the following cash compensation:

Annual retainer for Board membership	$10,000
Annual retainer for each standing Board committee membership	$2,000
Additional annual retainer for each standing Board committee chair	$2,000
Board meeting attendance	$1,500 per Board meeting attended in person
$1,000 per Board meeting attended telephonically
Committee meeting attendance	$500 for each standing Board committee meeting attended in person or telephonically

To be eligible for the annual retainer for Board membership, directors are required to attend at least 75% of the Board meetings by phone or in person, and at least 50% of the meetings in person. Phase Forward’s Chief Financial Officer may exercise discretion in determining whether certain absences are excusable in determining whether the attendance thresholds are met. All meeting fees and a quarterly installment of annual retainer fees are paid in arrears. In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors. No director employed by us receives separate compensation for services rendered as a director.

For 2005, each non-employee director who served for the full year, Dr. Cash, and Messrs. Bichara and D’Amore, received cash compensation from Phase Forward of between $28,500 and $30,500 in accordance with the foregoing cash compensation practices. In addition, for 2005, each non-employee director who served for less than the full year, Dr. Slater, and Messrs. Caine, Hutt, Shaughnessy, and Haroian, received cash compensation from Phase Forward of between $1,500 and $24,500 in accordance with the foregoing cash compensation practices.

On November 22, 2005, our Board of Directors modified our cash compensation practices applicable to our non-employee directors effective January 1, 2006. Under the modified practices, the per-meeting fees described above were eliminated and each non-employee director will be entitled to the following cash compensation:

Annual retainer for Board membership	$18,000
Audit and Finance Committee
Annual retainer for committee membership	$12,000
Additional retainer for committee chair	$6,000
Management Development and Compensation Committee
Annual retainer for committee membership	$7,000
Additional retainer for committee chair	$3,000
Governance, Nominating and Compliance Committee
Annual retainer for committee membership	$7,000
Additional retainer for committee chair	$4,000

Annual retainer fees will be paid quarterly in arrears.

Upon the initial election to the Board of Directors of a non-employee director who is also not affiliated with investors who were preferred stockholders before our July 2004 initial public offering, such non-employee director receives a one-time option to purchase 50,000 shares of our common stock under our Amended and Restated 2003 Non-Employee Director Stock Option Plan. All options granted to non-employee directors vest on the fifth anniversary of the date of grant, provided that the director has served continuously in this capacity through the vesting date. However, if directors meet certain board meeting attendance criteria, options may vest at the rate of one-sixteenth each quarter from the date of grant. Our Board of Directors has the discretion to grant options to non-employee directors pursuant to our 1997 and 2004 stock option plans.

In February 2005, we granted a one-time option to purchase 50,000 shares of common stock to Messrs. Bichara and D’Amore, and in June 2005, we granted a one-time option to purchase 50,000 shares of common stock to Dr. Slater under our amended and restated 2003 Non-Employee Director Stock Option Plan. In addition, in November 2005, we granted a one-time option to purchase 50,000 shares of common stock to Messrs. Shaughnessy and Haroian under our Amended and Restated 2003 Non-Employee Director Stock Option Plan.

Executive Compensation

The following table sets forth the annual and long-term compensation for each of the past three years of each of (i) our Chief Executive Officer and (ii) our four other most highly compensated executive officers who were serving as of December 31, 2005.

		Annual Compensation(1)			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (2)	Securities Underlying Options	All Other Compensation
Robert K. Weiler(3)	2005	$337,500	$151,853	—	125,000	—
President, Chief Executive	2004	$325,000	$319,375	—	—	—
Officer and Director	2003	$300,000	—	—	—	—
Paul A. Bleicher(4)	2005	$247,500	$52,106	—	25,000	—
Chairman of the Board of	2004	$235,000	$84,600	—	125,000	—
Directors and Chief	2003	$235,000	—	—	—	—
Strategy Officer
Rodger Weismann(5)	2005	$250,008	$59,550	—	—	—
Senior Vice President, Chief	2004	$46,877	—	—	275,000	—
Financial Officer and Treasurer
Stephen J. Powell(6)	2005	$292,800	$160,740	$71,370	90,000	—
Vice President of Worldwide	2004	$255,247	$259,600	$65,635	—	—
Sales	2003	$329,289	$129,432	—	25,000	—
Steven J. Rosenberg(7)	2005	$208,333	$43,769	—	50,000	—
Senior Vice President	2004	$200,000	$90,000	—	—	—
	2003	$135,606	—	—	225,000	—

(1)          Salary and bonuses are reported in the year earned, even if actually paid in a subsequent year. The 2003 compensation in this table does not include certain perquisites and other personal benefits received by the named executive officers that did not exceed 10% of any officer’s total 2003 compensation reported in this table.

(2)          Excludes medical, life insurance and other benefits received by the named executive officers which are available generally to all of our salaried employees which do not exceed the lesser of $50,000 or 10% of any such named executive officer’s total annual compensation.

(3)          “Bonus” for 2005 consists of a $131,853 cash incentive award. “Bonus” for 2004 consists of a $100,000 recognition and retention award and a $219,375 cash incentive award.

(4)          “Bonus” for 2005 consists of a $52,106 cash incentive award. “Bonus” for 2004 consists of a $21,150 recognition and retention award and a $63,450 cash incentive award.

(5)          “Bonus” for 2005 consists of a $59,550 cash incentive award. Mr. Weismann began his employment with us in October 2004.

(6)          “Bonus” for 2005 consists of a $39,232 cash incentive award and $121,508 paid under our sales incentive plan. “Other Annual Compensation” for 2005 consists of a $27,450 car allowance and $43,920 paid to Mr. Powell’s pension fund.  “Bonus” for 2004 consists of a $18,846 recognition and retention award, a $58,725 cash incentive award and $182,029 paid under our sales incentive plan. “Other Annual Compensation” for 2004 consists of a $27,348 car allowance and $38,287 paid to Mr. Powell’s pension fund. During 2004, Mr. Powell was Vice President and General Manager of

International Operations. He became Vice President of Worldwide Sales in March 2005. Mr. Powell was paid in British pound sterling.

(7)          “Bonus” for 2005 consists of a $43,769 cash incentive award.  “Bonus” for 2004 consists of a $36,000 recognition and retention award and $54,000 cash incentive award.

See “Certain Relationships and Related-Party Transactions” below.

Option Grants

The following table provides information concerning grants of options to purchase our common stock made during the period January 1, 2005 through December 31, 2005 to our named executive officers. The percentage of total options granted to employees in 2005 shown in the table below, if applicable, is based on options to purchase an aggregate of 1,324,500 shares of common stock granted during 2005. The options, if any are listed, were granted under our 2004 Stock Option and Incentive Plan at exercise prices equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors. The potential realizable value, if applicable, is calculated based on the exercise price per share and the term of the option at its date of grant, which is ten years. This value is net of exercise prices and before taxes, and is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until their expiration date. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock and the date on which the options are exercised.

In general, options granted in 2005 vest over four years, with 25% of the options vesting on the one-year anniversary of the grant date and the remainder vesting thereafter in 36 equal monthly installments or, in the case of some executive officers, vest in full upon the earlier of seven years and, in part, upon the attainment of specified performance milestones.

	Number of Securities Underlying		Percent of Total Options Granted to Employees	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual rates of Stock Price Appreciation for Option Term
Name	Options Granted		in 2005	Per Share	Date	5%	10%
Robert K. Weiler	125,000	(1)	9%	$6.30	2/16/2015	$495,255	$1,255,072
Paul A. Bleicher	25,000	(1)	2%	$6.30	2/16/2015	$99,051	$251,014
Rodger Weismann	—		—	—	—	—	—
Stephen J. Powell	10,000	(1)	1%	$6.30	2/16/2015	$39,620	$100,406
	80,000		6%	$6.62	3/07/2015	$333,063	$844,046
Steven J. Rosenberg	50,000	(1)	4%	$6.30	2/16/2005	$198,102	$502,029

(1)          This option vests, in full, upon the earlier of seven years, and, in part, upon the attainment of specified performance milestones. These milestones are specific to each officer and relate to such matters as achievement of certain corporate financing, product development or financial milestones.

Option Exercises and Year-End Option Values

The following table sets forth certain information concerning the number and value of options exercised by the named executive officers as of December 31, 2005, if any, and the number and value of any unexercised options held by the named executive officers at December 31, 2005:

	Number of Shares Acquired	Value	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-The-Money Options at December 31, 2005(1)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert K. Weiler	—	—	975,520	374,480	$6,481,636	$2,218,366
Paul A. Bleicher	—	—	117,912	102,088	$712,789	$502,213
Rodger Weismann	—	—	80,208	194,792	$176,458	$428,542
Stephen J. Powell	—	$716,809	521	96,771	$3,517	$330,604
Steven J. Rosenberg	—	$269,313	105,000	125,000	$708,750	$678,750

(1)          Based on the closing price of our common stock on the NASDAQ National Market on December 30, 2005 of $9.75.

Equity Compensation Plan Information

We maintain the following three equity compensation plans under which our equity securities are authorized for issuance to our employees and/or directors: 1997 Stock Option Plan; 2003 Non-Employee Director Stock Option Plan; and 2004 Stock Option and Incentive Plan. Each of the foregoing equity compensation plans was approved by our stockholders. The following table presents information about these plans as of December 31, 2005.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Outstanding)
Equity compensation plans approved by security holders	4,331,775	$3.43	559,579
Equity compensation plans not approved by security holders	None	None	None
Total	4,331,775	$3.43	559,579

We have not made any grants under the 1997 Stock Option Plan since our July 2004 initial public offering, but may do so in the future.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Other than compensation agreements and other arrangements which are described in “Compensation and Other Information Concerning Directors and Officers” and the transactions described below, in 2005, there has not been any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Employment Agreements

On January 11, 2005, we entered into an agreement, effective May 17, 2004, with Martin Young, our Vice President of Services for North America, and Phase Forward Europe Limited, our subsidiary. This agreement provides that: (i) Mr. Young will be employed by us via a secondment arrangement between Phase Forward and Phase Forward Europe Limited for an initial term of 36 months, subject to earlier termination under certain conditions; and (ii) during the secondment, the Executive Services Agreement dated 28 July 1999 between Phase Forward Europe Limited and Mr. Young will be suspended. Pursuant to the agreement, Mr. Young was also granted an option to purchase 35,000 shares of our common stock at an exercise price per share equal to $6.00 per share, which vests at a rate of 2.08% per month over a 48-month period starting March 2, 2004.

On August 25, 2005, we entered into an employment agreement with Channing Russell, President of Lincoln Technologies, Inc. (“Lincoln”), which was acquired by us in August 2005. This agreement provides that Mr. Russell will serve initially as President of Lincoln, reporting to Robert Weiler, our President and Chief Executive Officer. The agreement provides for a 3-year employment period, during which we or Mr. Russell may end his employment at any time, except that until May 1, 2007, we may only terminate him for “cause” as defined in the agreement. If he remains continually employed by us as an active, full-time employee during the employment period, the agreement entitles Mr. Russell to receive a cash bonus equal to $108,696 at the end of such period. If he is terminated other than for “cause,” Mr. Russell is entitled to a pro rata portion of the cash bonus. Mr. Russell was granted options to purchase 50,000 shares of our common stock in accordance with the agreement which vest over four years, with 25% of the options vesting on the one-year anniversary of the grant date and the remainder vesting thereafter in 36 equal monthly installments. The agreement also entitles Mr. Russell to benefits generally available to our executives. Mr. Russell has also entered into the executive agreement generally applicable to all of our executive officers, as described in “Severance and Change in Control Arrangements” below.

Severance and Change in Control Arrangements

Each of our executive officers, other than Stephen Powell, has signed an executive agreement which provides that, in the event that we terminate his or her employment other than for cause, we will make severance payments equal to 50% of such person’s annual base salary and, in the discretion of Phase Forward’s Chief Executive Officer, an amount representing variable compensation that such person would have been entitled to receive under our variable compensation plans but for the termination of their employment, as well as certain continued health benefits. In addition, these executive agreements provide that if we experience a change in control and the employment of such officer is terminated without cause, or if such officer terminates his or her employment for certain reasons including a substantial reduction in salary or bonus or geographic movement during the one-year period following the change in control, then all unvested stock options held by such officer become fully-vested and immediately exercisable and such officer is entitled to severance payments equal to 100% of his or her annual base salary and 50% of such officer’s annual bonus, as well as certain continued health benefits. The agreements also provide that all options granted to each officer under our 2004 Stock Option and Incentive Plan will have their vesting accelerated by 25% upon a change in control. We are also party to an agreement with Martin Young, our

Vice President of Services for North America, providing that Phase Forward will provide Mr. Young with reasonable relocation benefits if he returns to the United Kingdom in connection with a termination of his employment other than for cause or a change of control.

Our 1997 Stock Option Plan and 2004 Stock Option and Incentive Plan provide that all options granted thereunder will have their vesting accelerated by 25% upon certain changes in control. In the event of a change in our control, under the 2003 director plan, all unvested options granted under the 2003 director plan will immediately vest in full and become exercisable.

Phase Forward Europe Limited, our subsidiary, entered into an employment agreement, effective April 1, 2002, with Stephen Powell, our Vice President of Worldwide Sales, which provides generally for 12 months of notice or payment in lieu of notice to Mr. Powell in the event of a termination of his employment without cause.

Acquisition of Lincoln Technologies, Inc.

In August 2005, we acquired all of the outstanding capital stock of Lincoln Technologies, Inc. for approximately $11 million in cash, with a potential for additional cash consideration of up to $6 million, depending on the achievement of certain revenue milestones in 2005 and 2006.  Before the acquisition, Channing Russell was President of Lincoln. Following the acquisition, Mr. Russell was appointed to continue to act as President of Lincoln, reporting to Robert Weiler, our President and Chief Executive Officer. Under the terms of the acquisition agreement between us and the stockholders of Lincoln, Mr. Russell, in his capacity as a stockholder of Lincoln, received cash consideration of approximately $4.1 million in exchange for his shares of Lincoln capital stock. Following the closing of the transaction, the former Lincoln stockholders received an additional $278,092 as a result of a purchase price adjustment in accordance with the terms of the acquisition agreement, of which approximately $87,000 is allocable to Mr. Russell. In addition, the 2005 revenue milestones referenced were achieved, which will result in the payment of an additional $2 million to the former stockholders of Lincoln, of which approximately $625,000 is allocable to Mr. Russell.

MANAGEMENT, DEVELOPMENT AND COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The following Report of the Management, Development and Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that Phase Forward specifically incorporates it by reference into such filing.

The Management, Development and Compensation Committee of the Board of Directors is responsible for developing executive compensation policies, advising the Board of Directors with respect to such policies, and administering Phase Forward’s cash incentive, stock option and employee stock purchase plans. The members of the committee are appointed by the Board of Directors. They are all independent directors as defined by the applicable listing standards of The NASDAQ Stock Market, Inc. and the applicable rules of the Securities and Exchange Commission. The committee reviews and approves all executive officer salaries, bonuses and stock option grants.

Compensation Philosophy

We believe that compensation of Phase Forward’s executive officers should focus executive behavior on achievement of Phase Forward’s quarterly and annual financial targets as well as long-term business objectives and strategies. To that end, our goal is to provide a competitive compensation package that enables Phase Forward to attract and retain, on a long-term basis, talented executives. Our philosophy is to provide a total compensation structure that rewards past performance, provides cash incentives that are at or above the average of peer companies, and aligns the interests of management and stockholders by providing management with incentives through equity ownership.

Phase Forward’s executive compensation program consists of three elements: salary, long-term equity incentives and a cash incentive program. All of Phase Forward’s executive officers are also eligible for certain employee benefits offered to employees generally, including life, health, disability and dental insurance, and Phase Forward’s 401(k) plan and employee stock purchase plan. The company also enters into executive agreements with its executive officers providing for certain severance benefits which may be triggered as a result of the termination of the executive officer’s employment under certain circumstances.

It is the responsibility of the committee to administer the compensation practices of Phase Forward to ensure that they are competitive and include incentives which are designed to appropriately drive performance. To achieve this, the committee reviews industry specific survey data as a general guide for establishing its pay and equity practices and structures, but retain the flexibility to adjust these ranges where we deem appropriate. At the completion of each year, the committee uses this information, along with the recommendations of the Chief Executive Officer (except for his own compensation), to determine compensation actions for all officers.

Cash Compensation

Total cash compensation for executive officers consists of a base salary and an incentive, or bonus, component. Phase Forward generally targets a total cash compensation package for executive officers within the 50th–75th percentile of total cash compensation packages paid by comparable companies. For purposes of determining executive officer compensation, Phase Forward considers comparable companies to be those companies having similar characteristics of size, revenues, industry and geographic region, as reported in widely used compensation surveys. The cash compensation of the Vice President of Worldwide Sales has an additional variable component that provides additional cash incentives based on attainment of quarterly and cumulative year-to-date financial targets.

Base Salary

Base salaries for executive officers for 2005 were generally within the 40th–75th percentile of base salaries paid by comparable companies in the technology industry as reported by the Culpepper Executive Survey and The Survey Group. Base salaries are reviewed generally on an annual basis. The committee believes that Phase Forward’s executive officers, including the Chief Executive Officer, are paid base salaries in line with their qualifications, experience and responsibilities. Base salaries for 2005 were determined by the committee after reviewing a number of factors, including (1) the base salary level of each executive officer in prior years, (2) data for comparable companies from the Culpepper Executive Survey and The Survey Group, and (3) evaluations and recommendations made by the Chief Executive Officer (except for his own salary). The committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based upon the consideration of all of these factors. Base salary increases for Phase Forward’s executive officers ranged from no increase to an increase of 13% from 2004 levels.

Cash Incentive

The committee believes that some portion of overall cash compensation for executive officers should be “at risk,” that is, contingent upon successful achievement of Phase Forward’s financial objectives. Cash incentive compensation for executive officers for 2005 was based on the level of attainment of certain quarterly corporate profitability objectives set forth at the beginning of 2005. In addition to the corporate incentive plan for all executives, the Vice President of Worldwide Sales participated in a variable compensation plan that provided additional cash incentives based on attainment of quarterly and cumulative year-to-date bookings performance. In accordance with the foregoing, cash incentive awards for 2005 to executive officers other than sales executives ranged from 21%–45% of base salary, and the cash incentive award to our sales executive was 42% of base salary.

Long-Term Incentives

Executive officers are eligible to receive equity incentive awards that are intended to promote success by aligning executive financial interests with long-term shareholder value. Equity incentive awards, which have generally been provided in the form of stock option grants but which may include restricted stock in the future, are awarded based on various factors primarily relating to the responsibilities of the individual officer, their past performance, anticipated future contributions and prior option grants (including the vesting schedule of such prior grants).

The stock options granted to executive officers under Phase Forward’s stock option plans have an exercise price equal to the fair market value of the common stock on the date of grant. In general, options granted to newly hired executive officers vest over four years, with 25% of the options vesting on the one-year anniversary of the grant date and the remainder vesting thereafter in 36 equal monthly installments. Options granted to executives with more than one year of service history will generally have one of three vesting schedules: (a) the same vesting schedule as newly hired executive officers; (b) the options vest over four years in 48 equal monthly installments; or (c) the options vest in full upon the earlier of seven years and, in part, upon the attainment of specified milestones. These milestones are specific to each officer and relate to such matters as achievement of certain corporate financing, product development or financial milestones. Our 1997 Stock Option Plan and 2004 Stock Option and Incentive Plan provide that all options granted thereunder will have their vesting accelerated by 25% upon certain changes in control. In addition, each of our executive officers has signed an executive agreement which provides that if we experience a change in control and the employment of such officer is terminated without cause, or if such officer terminates his or her employment for certain reasons (including a substantial reduction in salary or bonus or geographic movement) during the one-year period following the change in control, then all unvested stock options held by such officer become fully-vested and immediately exercisable. The agreements also provide that all options granted to each officer under our 2004 Stock Option and Incentive Plan will have their vesting accelerated by 25% upon a change in control.

Chief Executive Officer Compensation

Mr. Weiler’s compensation for 2005 was determined by the committee in accordance with the executive compensation program described above. As a result of Phase Forward’s corporate performance and Mr. Weiler’s individual contributions during 2004, Mr. Weiler’s base salary for 2005 was set at $340,000 effective March 1, 2005. This change represents an increase of $15,000 over his 2004 base salary.

Mr. Weiler was eligible to receive a bonus of $151,853 for 2005 in accordance with the cash incentive plan based upon the attainment level of quarterly corporate profitability objectives set forth at the beginning of 2005.

Mr. Weiler’s total compensation for 2005 is set out in detail in the Summary Compensation Table above.

Compliance with Internal Revenue Code Section 162(m)

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, Phase Forward cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder. Phase Forward has considered the limitations on deductions imposed by Section 162(m) of the Internal Revenue Code, and it is Phase Forward’s present intention that, for so long as it is consistent with the Management, Development and Compensation Committee’s overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m).

Respectfully submitted by the Management, Development and Compensation Committee,
Richard A. D’Amore (Chairman) Axel Bichara James I. Cash, Jr., Ph.D

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The following Report of the Audit and Finance Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that Phase Forward specifically incorporates it by reference into such filing.

The Audit and Finance Committee oversees Phase Forward’s accounting and financial reporting processes on behalf of the Board of Directors. Phase Forward’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit and Finance Committee has reviewed and discussed with management Phase Forward’s consolidated financial statements for the year ended December 31, 2005, including a discussion of, among other things, the quality of Phase Forward’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in Phase Forward’s financial statements.

The Audit and Finance Committee also reviewed with Ernst & Young LLP, Phase Forward’s independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as currently in effect, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission and other applicable regulations. The Audit and Finance Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with Ernst & Young their independence from management and Phase Forward, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees), as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Ernst & Young with that firm’s independence.

The Audit and Finance Committee reviewed management’s report on its assessment of the effectiveness of Phase Forward’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of Phase Forward’s internal control over financial reporting. The Audit and Finance Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of Phase Forward’s internal control, including internal control over financial reporting; and the overall quality of Phase Forward’s financial reporting.

Based on its review of the financial statements and the aforementioned discussions, the Audit and Finance Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in Phase Forward’s Annual Report on Form 10-K for the year ended December 31, 2005.

The Audit and Finance Committee has also evaluated the performance of Ernst & Young, including, among other things, the amount of fees paid to Ernst & Young for audit and non-audit services in 2005. Information about Ernst & Young’s fees for 2005 is discussed below in this proxy statement under “Proposal II—Ratification and Selection of Independent Registered Public Accounting Firm”. Based on its evaluation, the Audit and Finance Committee has recommended that Phase Forward retain Ernst & Young to serve as Phase Forward’s independent registered public accounting firm for the year ending December 31, 2006.

Respectfully submitted by the Audit and Finance Committee,
Gary E. Haroian (Chairman) Axel Bichara Richard A. D’Amore

STOCK PERFORMANCE GRAPH

The following graph sets forth the total cumulative stockholder return on our common stock since our common stock began trading on the NASDAQ National Market on July 15, 2004 as compared to the NASDAQ Stock Market (U.S.) Index and the NASDAQ Computer & Data Processing Stocks Index. This graph assumes a $100 investment in Phase Forward common stock at the $9.35 per share closing price on July 15, 2004. Historical stock performance is not necessarily indicative of future price performance.

COMPARISON OF 17 MONTH CUMULATIVE TOTAL RETURN*

AMONG PHASE FORWARD INCORPORATED, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

*                    $100 invested on 7/15/04 in stock or on 6/30/04 in index—including reinvestment of dividends. Fiscal year ending December 31.

PROPOSAL II
RATIFICATION AND SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

The Audit and Finance Committee of the Board of Directors has selected the firm of Ernst & Young LLP, independent registered public accounting firm, to serve as Phase Forward’s independent registered public accounting firm for the year ending December 31, 2006. It is expected that a member of the firm will be present at the annual meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Stockholder ratification of the independent registered public accounting firm is not required under Delaware law or under our amended and restated certificate of incorporation or our amended and restated by-laws. If you do not ratify the selection of Ernst & Young as the independent registered public accounting firm for the year ending December 31, 2006, the Audit and Finance Committee of the Board of Directors will consider the results of this vote in selecting the independent registered public accounting firm for future years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS
PHASE FORWARD’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.

The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young for 2005 and 2004 for audit and non-audit services. The nature of the services provided for each category is described following the table.

Fee Category	2005	2004
Audit Fees	$830,500	$1,099,000
Audit-Related and All Other Fees	17,500	15,500
Tax Fees	125,500	104,500
Total Fees	$973,500	$1,219,000

Audit Fees—Consists of professional services rendered for the audit of our consolidated annual statements, statutory filings, quarterly reviews, consents and assistance with and review of documents filed with the Securities and Exchange Commission. In 2005, these fees included fees related to the examination and evaluation of our internal controls over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In 2004, these fees included $660,000 related to work performed in connection with our July 2004 initial public offering.

Audit-Related and All Other Fees—Consists of fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees.”

Tax Fees—Consists of fees for tax compliance and tax planning services including the review and preparation of our federal and state income tax returns and tax planning related to our international subsidiaries.

The Audit and Finance Committee has determined that the provision of these services to us by Ernst & Young is compatible with maintaining their independence.

Pre-approval Policies and Procedures

In February 2005, the Audit and Finance Committee adopted a formal policy that requires that all services to be provided by Ernst & Young, including audit services, audit-related services, tax services, and other permitted services, must be pre-approved by the Audit and Finance Committee. As permitted by rules of the Securities and Exchange Commission, the policy permits the Audit and Finance Committee to delegate its pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the full Audit and Finance Committee at its next scheduled meeting. The policy was ratified in January 2006 to include a list of audit and audit-related services, tax services and other permitted services which have been pre-approved by the Audit and Finance Committee for 2006. Proposed services that have not been pre-approved pursuant to the Pre-Approval Policy must be specifically pre-approved by the Audit and Finance Committee before they may be provided by Ernst & Young. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit and Finance Committee.

PROPOSAL III
APPROVAL OF AMENDMENT TO 2004 STOCK OPTION AND INCENTIVE PLAN

Our 2004 Stock Option and Incentive Plan (the “2004 Plan”) currently authorizes the grant of stock options and other stock-based awards to officers, employees and directors of, and consultants or advisors to, us or any of our subsidiaries. Currently, 1,500,000 shares of common stock are reserved for issuance pursuant to awards granted under the 2004 Plan. As of March 28, 2006, 60,500 shares remained available for grant under the 2004 Plan. In March 2006, the Board of Directors approved an amendment to the 2004 Plan, subject to stockholder approval, to increase the aggregate number of shares authorized for issuance under the 2004 Plan by 2,000,000 shares to 3,500,000 shares of common stock. This amendment was designed to enhance the flexibility of the Management, Development and Compensation Committee of the Board of Directors in granting stock options and other awards to our officers, employees, directors, consultants and advisors and to ensure that we can continue to grant stock options and other awards to such persons at levels determined to be appropriate by the Management, Development and Compensation Committee based on comparable company and other market data. We believe that stock options and other stock-based awards are a critical part of the compensation package offered to new, existing and key employees and is an important tool in our ability to attract and retain talented personnel. A copy of the amended and restated 2004 Plan is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. The attached copy of the 2004 Plan and the description of the 2004 Plan below include the effect of other amendments that were made to the 2004 Plan by the Board of Directors in March 2006.

The Board of Directors recommends that you vote FOR the approval of the amendment to the 2004 Plan.

Based solely on the closing price of our common stock as reported on the NASDAQ National Market on March 28, 2006, the maximum aggregate market value of the additional shares that could potentially be issued under the 2004 Plan is $22,820,000. The shares issued by us under the 2004 Plan will be authorized but unissued shares. The shares underlying any awards that are forfeited, canceled, expire or are terminated (other than by exercise) under the 2004 Plan are added back to the shares available for issuance under the 2004 Plan. Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding are also available for future issuance under the 2004 Plan.

Summary of the 2004 Plan

The following description of certain features of the 2004 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2004 Plan that is attached hereto as Exhibit A.

Plan Administration.   The Management, Development and Compensation Committee, which we refer to below as the Compensation Committee, has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2004 Plan.

Eligibility and Limitations on Grants.   Persons eligible to participate in the 2004 Plan will be those of our and our subsidiaries’ officers, employees, directors, consultants and other advisers as selected from time to time by the Compensation Committee. Approximately 420 individuals are currently eligible to participate in the 2004 Plan.

Subject to adjustments for stock splits and similar events, the maximum award that may be granted to any one individual will not exceed 750,000 shares during any fiscal year period.

Stock Options.   The 2004 Plan permits the granting of (1) stock options intended to qualify as incentive stock options under Section 422 of the Code and (2) stock options that do not so qualify. Options granted under the 2004 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the Common Stock on the date of grant.

The term of each option will be fixed by the Compensation Committee and generally will be ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. Options may be exercised in whole or in part with written notice to us.

Upon exercise of options, the option exercise price must be paid in full either by check or by delivery of shares that are beneficially owned by the optionee. Subject to applicable law, the exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the optionee.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Restricted Stock.   The Compensation Committee may award shares to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period.

Other Stock-Based Awards.   The Compensation Committee may also grant other awards based on our common stock and having such terms and conditions as the Compensation Committee may determine. These awards may include the grant of shares based upon certain conditions, the grant of securities that are convertible into shares of common stock and the grant of stock appreciation rights, phantom stock awards or stock units.

Tax Withholding.   Participants in the 2004 Plan are responsible for the payment of any federal, state or local taxes that the we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied either by authorizing us to withhold shares to be issued pursuant to an option exercise or other award, or by transferring to us shares having a value equal to the amount of such taxes.

Change in Control Provisions.   The 2004 Plan provides that in the event of an acquisition (as defined in the 2004 Plan) resulting in a change in control of our company, the Board of Directors may provide for the continuation or assumption of all outstanding stock options and other awards. In addition, the Board will provide for the substitution of the shares subject to each stock option and other award with the consideration payable for our common stock in connection with the acquisition, shares of stock of the surviving or acquiring corporation or other appropriate consideration. In addition, in such event, 25% of the shares underlying outstanding stock options will become exercisable and/or the Board of Directors may specify that all outstanding options will become fully exercisable and that such options must be exercised within a specified period of time at the end of which period the stock options will terminate, or the Board may provide that outstanding options will be terminated in exchange for a cash payment equal to the difference between the per share cash consideration and the exercise price of the options.

Amendments and Termination.   The Board of Directors may at any time amend or discontinue the 2004 Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of the 2004 Plan, including any amendments that increase the number of shares reserved for issuance under the 2004 Plan, expand the types of awards available, materially expand the eligibility to participate in, or materially extend the term of, the 2004 Plan, or materially change the method of determining the fair market value of our common stock, will be subject to approval by stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that certain compensation earned under the 2004 Plan qualifies as performance-based compensation under Section 162(m) of the Code. In addition, except in connection with a reorganization or other similar change in the capital stock of our company or a merger or other transaction, the Compensation Committee may not reduce the exercise price of an outstanding stock option or stock appreciation right or effect repricing of an outstanding stock option or stock appreciation right through cancellation or regrants, without stockholder approval.

Effective Date of 2004 Plan

Awards may be granted under the 2004 Plan until March 28, 2016.

2004 Plan Benefits

No grants have been issued with respect to the additional shares proposed to be reserved for issuance under the 2004 Plan. The number of shares that may be granted to our Chief Executive Officer, executive officers, non-employee directors and non-executive officers under the 2004 Plan is not determinable at this time, as such grants are subject to the discretion of the Compensation Committee. The following table provides information with respect to the number of shares granted under the 2004 Plan for the fiscal year ended December 31, 2005.

Name and Position	Number of Options	Dollar Value(1)
Robert K. Weiler	125,000	$0
Paul A. Bleicher	25,000	$0
Rodger Weismann	—	—
Stephen J. Powell	90,000	$0
Steven J. Rosenberg	50,000	$0

(1)          Based upon the difference between the market value of the underlying shares on the date of grant and the exercise price of the stock options. Since options under the 2004 Plan will be granted with an exercise price equal to the fair market value of our common stock on the date of grant, the dollar value upon the date of grant is zero. This valuation does not take into account any appreciation in the market value of the underlying shares which may occur over the term of the options. On December 30, 2005, the last reported sale price of the Company common stock on the NASDAQ National Market was $9.75.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of our stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the Securities and Exchange Commission, must be received at our principal executive offices no later than December 4, 2006. Stockholders who wish to make a proposal at the next annual meeting of our stockholders—other than one that will be included in our proxy statement—must notify us between November 4, 2006 and December 4, 2006. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail—Return Receipt Requested. In addition, such proposals must satisfy the procedures set forth in Rule 14a-8 under the Exchange Act. In addition, shareholders wishing to nominate a director should comply with the procedures set forth herein under “Policies Regarding Director Nominations—Procedures for Recommendation of Director Nominees by Stockholders” located elsewhere in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based solely on our review of copies of such filings, we believe that all Reporting Persons complied on a timely basis with all Section 16(a) filing requirements during the year ended December 31, 2005.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by us, and in addition to soliciting stockholders by mail, our directors, officers and other employees may, without receiving additional compensation, solicit proxies personally or by telephone. Solicitation by our directors, officers and other employees may also be made of some of our stockholders in person or by mail, telephone or telegraph following the original solicitation. We may request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the owners of our stock held in their names and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs incurred in connection with the distribution of such proxy materials. We may also retain an independent proxy solicitation firm to assist in the solicitation of proxies.

OTHER BUSINESS

The Board of Directors knows of no business that will be presented for consideration at the annual meeting other than those items stated above. If any other business should come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

HOUSEHOLDING OF PROXY MATERIALS

Our 2005 Annual Report, including audited financial statements for the fiscal year ended December 31, 2005, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, ADP Investor Communication Services has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if ADP has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, Phase Forward will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to Phase Forward Incorporated, 880 Winter Street, Waltham, MA 02451, Attention: Secretary, Office of the General Counsel. If your household is receiving multiple copies of Phase Forward’s Annual Reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Phase Forward Incorporated, 880 Winter Street, Waltham, MA 02451, Attention: Secretary, Office of the General Counsel.

APPENDIX A

PHASE FORWARD INCORPORATED
2004 STOCK OPTION AND INCENTIVE PLAN
As Amended and Restated March 2006

1.   Purpose and Eligibility

The purpose of this 2004 Stock Option and Incentive Plan (the “Plan”) of Phase Forward Incorporated (the “Company”) is to provide stock options and other equity interests in the Company (each an “Award”) to employees, officers, directors, consultants and advisors of the Company and its Subsidiaries, all of whom are eligible to receive Awards under the Plan. Any person to whom an Award has been granted under the Plan is called a “Participant.”  Additional definitions are contained in Section 8.

2.   Administration

The Plan will be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee shall, subject to the provisions of the Plan, have the power to construe this Plan, to determine all questions hereunder, and to adopt and amend such rules and regulations for the administration of this Plan as it may deem desirable. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any option granted under it.

3.   Stock Available for Awards

a.                  Number of Shares. Subject to adjustment under Section 3(c), the aggregate number of shares of Common Stock of the Company (the “Common Stock”) that may be issued pursuant to the Plan is 1,500,000 shares. Subject to stockholder approval, the number of reserved shares of Common Stock under the Plan shall be increased from 1,500,000 shares to 3,500,000 shares. If any Award expires, or is terminated, surrendered, cancelled or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. If shares of Common Stock issued pursuant to the Plan are surrendered or forfeited to, the Company including shares held back to cover tax withholding, such shares of Common Stock shall again be available for the grant of Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

b.                 Per-Participant Limit. Subject to adjustment under Section 3(c), no Participant may be granted Awards during any one fiscal year to purchase more than 750,000 shares of Common Stock.

c.                  Adjustment to Common Stock. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, (i) the number and class of securities available for Awards under the Plan and the per-Participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Option, (iii) the repurchase price per security subject to repurchase, and (iv) the terms of each other outstanding stock-based Award shall be adjusted by the Company (or substituted Awards may be made) to the extent the Committee shall determine, in good faith, that such an adjustment (or substitution) is appropriate. If Section 7(e)(i) applies for any event, this Section 3(c) shall not be applicable.

4.   Stock Options

a.                  General. The Committee may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option and the

Common Stock issued upon the exercise of each Option, including vesting provisions and restrictions relating to applicable federal or state securities laws, as it considers advisable.

b.                 Incentive Stock Options. An Option that the Committee intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall be granted only to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Committee and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a “Nonstatutory Stock Option.”

c.                  Exercise Price. The Committee shall establish the exercise price (or determine the method by which the exercise price shall be determined) at the time each Option is granted and specify it in the applicable option agreement. The exercise price of each Option shall not be less than 100 percent of the per share fair market value of the Common Stock on the date of grant. Fair market value shall be determined by reference to market quotations on the Nasdaq National Market System.

d.                 Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable option agreement. Unless the Committee provides otherwise, each Option shall expire ten years after the date of grant.

e.                  Exercise of Option. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person together with payment in full as specified in Section 4(f) for the number of shares for which the Option is exercised.

f.                    Payment Upon Exercise. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment:

(i)            by check payable to the order of the Company;

(ii)        except as otherwise explicitly provided in the applicable option agreement, and only if the Common Stock is then publicly traded, delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price; or

(iii)    to the extent explicitly provided in the applicable option agreement, by (x) delivery of shares of Common Stock owned by the Participant valued at fair market value and which have been held by the Participant for at least six months (as determined by the Committee or as determined pursuant to the applicable option agreement), or (y) payment of such other lawful consideration as the Committee may determine.

5.   Restricted Stock

a.                  Grants. The Committee may grant a Restricted Stock Award to a Participant. A Restricted Stock Award is an award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Committee, shares of Common Stock subject to such restrictions and conditions as the Committee may determine (each, a “Restricted Stock Award”). If a Participant’s employment (or other service relationship) with the Company or its Subsidiary is terminated prior to satisfaction of such restrictions and conditions, any Restricted Stock that has not vested shall automatically and without requirement of notice to the Participant from the Company be deemed to be forfeited to the Company, subject to the payment by the Company of the original purchase price for such Restricted Stock, if any.

b.                 Terms and Conditions. The Committee shall determine the terms and conditions of any such Restricted Stock Award. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restrictions and conditions, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

6.   Other Stock-Based Awards

The Committee shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Committee may determine, including, without limitation, the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights, phantom stock awards or stock units.

7.   General Provisions Applicable to Awards

a.                  Transferability of Awards. Except as the Committee may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

b.                 Documentation. Each Award under the Plan shall be evidenced by a written instrument in such form as the Committee shall determine or as executed by an officer of the Company pursuant to authority delegated by the Committee. Each Award may contain terms and conditions in addition to those set forth in the Plan; provided, that such terms and conditions do not contravene the provisions of the Plan.

c.                  Committee Discretion. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly.

d.                 Termination of Status. In the event a Participant dies prior to the vesting of the first tranche of shares subject to an Award, such Award will automatically accelerate to provide that the first tranche of shares shall be exercisable for the remainder of the term of the Award. The Committee shall otherwise determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

e.                  Acquisition of the Company.

(i)            Consequences of an Acquisition. Upon the consummation of an Acquisition, the Board or the board of directors of the surviving or acquiring entity (as used in this Section 7(e)(i), also the “Board”), shall, as to outstanding Awards (on the same basis or on different bases as the Board shall specify), make appropriate provision for the continuation of such Awards by the Company or the assumption of such Awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such Awards either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities or other consideration as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the fair market value of the shares of Common Stock subject to such Awards immediately preceding the Acquisition; provided, however, that, notwithstanding the foregoing, the form of instruments evidencing Options granted pursuant to this Plan shall provide that in the event of an Acquisition, then twenty-five percent (25%) of the shares underlying the Options issued pursuant to such instruments shall immediately vest and become exercisable (in addition to any portion of the Options already vested and exercisable). In addition to or in lieu of the foregoing, with respect to outstanding Options, the Board may, on the same basis or on different bases as the Board shall specify, upon written notice to the affected optionees, provide that one or more Options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, but in no event less than five (5) business days, at the end of which period such Options shall terminate, or provide that one or more Options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value (as determined by the Board in its sole discretion) for the shares subject to such Options over the exercise price thereof; provided, however, that before terminating any portion of an Option that is not vested or exercisable (other than in exchange for a cash payment), the Board must first accelerate in full the exercisability of the portion that is to be terminated. Unless otherwise determined by the Board (on the same basis or on different bases as the Board shall specify), any repurchase rights or other rights of the Company that relate to an Option or other Award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for an Option or other Award pursuant to this paragraph. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

(ii)        Acquisition Defined. An “Acquisition” shall mean:

(a)           a merger or consolidation of the Company with or into any other corporation or other business entity in which the Company is the surviving corporation (except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of the Board (“Voting Stock”) of the Company); or any such merger or consolidation in which the Company is not the surviving corporation;

(b)          a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets;

(c)           the acquisition by any person or any group of persons (other than the Company, any of its direct or indirect subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the Company’s Voting Stock as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the Voting Stock of the Company other than as a result of an acquisition of securities directly from the Company, or solely as a result of an acquisition of securities by the Company which by reducing the number of shares of the Voting Stock outstanding increases the proportionate voting power represented by the Voting Stock owned by any such person to 50% or more of the combined voting power of such Voting Stock; and

(d)          a change in the composition of the Board following a tender offer or proxy contest, as a result of which persons who, immediately prior to a tender offer or proxy contest, constituted the Company’s Board shall cease to constitute at least a majority of the members of the Board.

(iii)    Assumption of Options Upon Certain Events. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards under the Plan in substitution for stock and stock-based awards issued by such entity or an affiliate thereof. The substitute Awards shall be granted on such terms and conditions as the Board considers appropriate in the circumstances.

(iv)      Parachute Awards. If, in connection with an Acquisition described therein, a tax under Section 4999 of the Code would be imposed on the Participant (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code), then the number of Awards which shall become exercisable, realizable or vested shall be reduced (or delayed), to the minimum extent necessary, so that no such tax would be imposed on the Participant (the Awards not becoming so accelerated, realizable or vested, the “Parachute Awards”); provided, however, that if the “aggregate present value” of the Parachute Awards would exceed the tax that, but for this sentence, would be imposed on the Participant under Section 4999 of the Code in connection with the Acquisition, then the Awards shall become immediately exercisable, realizable and vested without regard to the provisions of this sentence. For purposes of the preceding sentence, the “aggregate present value” of an Award shall be calculated on an after-tax basis (other than taxes imposed by Section 4999 of the Code) and shall be based on economic principles rather than the principles set forth under Section 280G of the Code and the regulations promulgated thereunder. All determinations required to be made under this Section 7(e)(iv) shall be made by the Company.

f.                    Withholding. Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Committee may allow Participants to satisfy the minimum tax withholding obligation in whole or in part by transferring shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (as determined by the Committee or as determined pursuant to the applicable option agreement). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

g.                  Amendment of Awards. The Committee may amend, modify or terminate any outstanding Award including, but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant. Except as provided in Section 3(c) or 7(e), the Committee shall obtain stockholder approval prior to taking any action to reduce the exercise price of outstanding Options and stock appreciation right or effect repricing through cancellation and regrants.

h.                 Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations including any applicable withholding tax.

i.                    Acceleration. The Committee may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of some or all restrictions, or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may (i) cause the application of Sections 280G and 4999 of the Code if a change in control of the Company occurs, or (ii) disqualify all or part of the Option as an Incentive Stock Option.

8.   Miscellaneous

a.                  Definitions.

(i)            “Company,” for purposes of eligibility under the Plan, shall include any present or future subsidiary corporations of Phase Forward Incorporated, as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of Phase Forward Incorporation, as defined in Section 424(e) of the Code. For purposes of Awards other than Incentive Stock Options, the term “Company” shall include any other business venture in which the Company has a direct or indirect significant interest, as determined by the Committee in its sole discretion.

(ii)        “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(iii)    “employee” for purposes of eligibility under the Plan (but not for purposes of Section 4(b)) shall include a person to whom an offer of employment has been extended by the Company.

b.                 No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

c.                  No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

d.                 Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Board, but Awards previously granted may extend beyond that date.

e.                  Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that any material Plan amendments (other than amendments that curtail the scope of the Plan) shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders, including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available under, materially expand the class of individuals eligible to participate in, or materially extend the term of, the Plan, or (iii) require stockholder approval under the rules of the Nasdaq National Market or under any other applicable law, rule or regulation. In addition, to the extent determined by the Committee to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders.

f.                    Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

Original Plan

Adopted by the Board of Directors on
March 11, 2004

Approved by the stockholders on
April 20, 2004

Amendment and Restatement

Adopted by the Board of Directors on
March 28, 2006

Approved by the stockholders on
May __, 2006

ANNUAL MEETING OF STOCKHOLDERS OF

PHASE FORWARD INCORPORATED

May 3, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Election of Directors:
NOMINEES
☐	FOR ALL NOMINEES	o	Robert K Weiler
		o	Paul A. Bleicher
☐	WITHHOLD AUTHORITY	o	Axel Bichara
	FOR ALL NOMINEES	o	James I. Cash, Jr.
		o	Richard A. D’Amore
☐	FOR ALL EXCEPT	o	Gary E. Haroian
	(See instructions below)	o	Dennis R. Shaughnessy
		o	Eve E. Slater

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2006.	☐	☐	☐
3.	To approve an amendment to the 2004 Stock Option and Incentive Plan to increase to 3,500,000 the number of shares available for issuance thereunder, an increase of 2,000,000 shares.	☐	☐	☐
4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposals 2 and 3.

Signature of Stockholder ___________________ Date: _________  Signature of Stockholder ___________________ Date: _________

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PHASE FORWARD INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert K. Weiler, Rodger Weismann and D. Ari Buchler as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Phase Forward Incorporated held of record by the undersigned on March 28, 2006, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 880 Winter Street, Waltham, MA 02451, on May 3, 2006, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)